Exhibit 99.1

For immediate release

Company contact: Jim Felton, Communications Manager, 303-312-8103, Jennifer Martin, Vice President-Investor Relations, 303-312-8155, or Bob Howard, Chief Financial Officer, 303-312-8104

Bill Barrett Corporation Reports Fire at West Tavaputs Compressor Station

DENVER – November 20, 2012 – Bill Barrett Corporation (NYSE: BBG) reports today that there was a fire at the Dry Canyon compressor station located in its West Tavaputs gas field in the Uinta Basin of northeast Utah. The compressor station is located approximately 30 miles northeast of Price, Utah. The fire appears to be isolated to the compressor station. Preliminary reports are that two employees of the Company were injured in the fire and have been transported to University of Utah Hospital Burn Center. The condition of these employees is reported as being stable. The Bureau of Land Management (“BLM”) has been notified and has representatives on location. Local fire departments have responded to the location and the fire is under control.

Based on the Company’s initial assessment of the situation, it appears the Dry Canyon compressor station suffered extensive damage and gas production from the West Tavaputs field has been substantially shut-in. At the time of the incident, the Company’s net production from the West Tavaputs field was approximately 88 million cubic feet of gas equivalent per day. The Company expects to transport a majority of its gas production through its other facilities in the area. Damage to the equipment at the compressor station is covered by the Company’s property damage insurance, subject to applicable deductibles.

The Company will provide additional information, including the estimated timing of future production, as it becomes available.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the potential property damage and loss of production related to the aforementioned incident. These forward-looking statements are based on management’s judgment at the time of issuing this report and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2011 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect forward-looking statements.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.